Exhibit 99.1

Cerecor Announces At-the-Market Equity Offering Program

BALTIMORE -- (Marketwired) – January 27, 2017 -- Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has entered into an equity distribution agreement with Maxim Group LLC (“Maxim”), as sales agent, pursuant to which Cerecor may from time to time offer and sell shares of its common stock having an aggregate gross sales price of up to $12,075,338.

Cerecor intends to use the net proceeds from the at-the-market offering program, if any, to partially fund the research and development of CERC-501 and CERC-611 in Cerecor’s pipeline, pursue potential partnerships, collaborations or out-licenses, and for general working capital.

Cerecor will determine, at its sole discretion, the timing and number of shares to be sold pursuant to the equity distribution agreement.  Maxim will make any sales pursuant to the equity distribution agreement using its commercially reasonable efforts consistent with its normal trading and sales practices.

Sales, if any, will be made in sales deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices and/or any other method permitted by law.

The offer and sale of shares of Cerecor common stock under the at-the-market offering will be made pursuant to a prospectus supplement to Cerecor’s prospectus dated December 7, 2016, filed as part of Cerecor’s effective shelf registration statement on Form S-3 (File No. 333-214507). The at-the-market offering will be made only by means of a prospectus supplement and the related prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting Maxim at Maxim Group, 405 Lexington Avenue, New York, NY 10174, tel: 212-895-3500.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of shares of the Company’s common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Cerecor
Cerecor is a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. Cerecor has a portfolio of novel clinical and preclinical compounds that we are developing for a variety of indications.

CERC-501 is a potent and selective kappa opioid receptor antagonist being developed as an adjunctive treatment of major depressive disorder (“MDD”). CERC-501 has been observed to have positive activity in animal models of depression, and it has been generally well tolerated in four human clinical trials. Currently, three externally funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress-related smoking relapse and cocaine addiction. One trial is being conducted under the auspices of the National Institute of Mental Health, the second trial is a collaboration between Cerecor and Yale University with funding from the National Institutes of Health and the third trial is being conducted at Rockefeller University Hospital with funding from a private foundation.

CERC-301 is an oral, NR2B specific N-methyl-D-aspartate (“NMDA”) receptor antagonist being developed as an oral, adjunctive treatment for patients with MDD who are failing to achieve an adequate response to their current antidepressant treatment. We believe CERC‑301 has the potential to produce a significant reduction in depression symptoms in a matter of days, as compared to weeks or months with conventional therapies, because it specifically blocks the NMDA receptor subunit 2B. We believe this mechanism of action may provide rapid and significant antidepressant activity without the adverse side effect profile of non‑selective NMDA receptor antagonists, such as ketamine.

CERC-611 is a potent and selective Transmembrane AMPA Receptor Regulatory Proteins-γ8-dependent α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid receptor antagonist, which we plan to develop as an adjunctive therapy for the treatment of partial-onset seizures with or without secondarily generalized seizures in patients with epilepsy. We expect to file an investigational new drug application with the FDA and thereafter commence Phase 1 development in 2017, provided we secure additional financing.

Cerecor’s brain penetrant catechol‑O‑methyltransferase inhibitors, including CERC-406, are in preclinical development and may have potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements
This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor's control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor's plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "continue," "seeks," "aims," "predicts," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions (including their use in the negative), or by discussions of future matters such as Cerecor’s ability to raise additional capital though the at-the-market offering program, the development of product candidates or products, potential attributes and benefits of product candidates, the expected timing of the commencement of clinical trials, the expected timing of data from clinical trials, and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor's management but are subject to significant risks and uncertainties, including those detailed in Cerecor's filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.